Exhibit 3.5

NUMERO 2626/2012

CONSTITUTION DE SOCIETE DU 14 DECEMBRE 2012

In the year two thousand and twelve, on the fourteenth day of December; Before Us Me Carlo WERSANDT, notary residing in Luxembourg (Grand Duchy of Luxembourg), undersigned;

THERE APPEARED:

Anvil US 1 LLC, a limited liability company established under the laws of the State of Delaware, United States of America, having its registered office at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, USA,

here represented by Mrs Alexia UHL, private employee, residing professionally in Luxembourg, by virtue of a power of attorney, given in Luxembourg.

The said power of attorney, initialed ne varietur by the proxyholder of the appearing person and the notary, will remain annexed to the present deed to be filed at the same time with the registration authorities.

Such appearing party, represented as stated above, has required the officiating notary to enact the deed of incorporation of a private limited company (société à responsabilité limitée) which it deems to incorporate and the articles of association of which shall be as follows:

A. PURPOSE – DURATION – NAME – REGISTERED OFFICE

Art. 1. There is hereby formed a société à responsabilité limitée under the name of “Ancelux 3 S.àr.l.” (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended from time to time, as well as by the present articles of incorporation.

Art. 2. The purpose of the Company shall be to acquire, hold, manage and dispose of participating interests, in any form whatsoever, in Luxembourg or foreign enterprises; to acquire any securities, rights and assets through participation, contribution, underwriting firm purchase or option, negotiation or in any other way, to acquire patents and licences, to manage and develop them.

The Company may borrow and raise funds, including, but not limited to, borrowing money in any form or obtaining any form of credit facility and raise funds through, including, but not limited to, the issue of bonds, notes, debentures, promissory notes, and other debt or equity instruments, convertible or not, on a private basis for the purpose listed above.

The Company can also enter into the following transactions, it being understood that the Company will not enter into any transaction, which would cause it to be engaged in any activity that would be considered as a regulated activity of the financial sector:

•	lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies;

•

give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person;

•

enter into agreements, including, but not limited to any kind of credit derivative agreements, partnership agreements, underwriting agreements, marketing agreements, distribution agreements, management agreements, advisory agreements, administration agreements and other services contracts, selling agreements, or other in relation to its purpose;

The Company may also perform all commercial, technical and financial operations, if these operations are likely to enhance the above-mentioned objectives as well as operations directly or indirectly linked to the activities described in this article.

Art. 3. The Company is incorporated for an unlimited duration.

Art. 4. The registered office of the Company is established in Luxembourg. It may be transferred to any other place in the City of Luxembourg by means of a resolution of the Board of Managers. Branches or other offices may be established either in Luxembourg or abroad.

B. SHARE CAPITAL – SHARES

Art. 5. The Company’s share capital is set at twenty-two thousand US Dollars (USD 22,000) represented by twenty-two thousand (22,000) shares with a par value of one US Dollar (USD 1.00) each.

Each share is entitled to one vote at ordinary and extraordinary general meetings.

Each share gives right to a fraction of the assets and profits of the company in direct proportion to the number of shares in existence.

Art. 6.- The shares held by the sole partner are freely transferable among living persons and by way of inheritance or in case of liquidation of joint estate of husband and wife.

In case of more partners, the shares are freely transferable among partners. In the same case they are transferable to non-partners only with the prior approval of the partners representing at least three quarters of the capital. In the same case the shares shall be transferable because of death to non-partners only with the prior approval of the owners of shares representing at least three quarters of the rights owned by the survivors.

Art. 7.- The share capital may be modified at any time by the decision of the sole partner or, should this happen, by approval of a majority of partners representing three quarters of the share capital at least.

Art. 8.- The Company will recognize only one holder per share. The joint co-owners shall appoint a single representative who shall represent them towards the Company.

Art. 9.- The death, suspension of civil rights, bankruptcy or insolvency of one of the partners will not cause the dissolution of the Company.

C. MANAGEMENT

Art. 10.- The Company shall be managed by a board of managers composed of three members at least, who need not be partners of the Company.

The managers shall be elected by a resolution of the partners for an unlimited duration. A manager may be removed with or without cause and replaced at any time by a resolution adopted by the partners.

In the event of a vacancy in the office of a manager because of death, retirement or otherwise, the remaining managers may elect, by majority vote, a manager to fill such vacancy until the next resolution of the partners ratifying such election, it being understood that such manager is to be presented in the same manner as the manager whose office became vacant.

Art. 11.- The board of managers may choose from among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a manager who shall be responsible for keeping the minutes of the meetings of the board of managers and of the partners.

The board of managers shall meet upon call by the chairman or two managers at the place indicated in the notice of meeting.

The chairman shall preside at all meetings of partners and the board of managers, but in his absence the managers or the board of managers may appoint another chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of managers shall be given to all managers at least twenty-four hours in advance of the time set for such meeting, except in circumstances of emergency in which case the nature of such circumstances shall be set forth in the notice of meetings. This notice may be waived by the consent in writing or by fax or e-mail of each manager.

Separate notice shall not be required for meetings at which all the managers are present or represented and have declared that they had prior knowledge of the agenda as well as for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by fax or, provided the genuineness thereof is established, electronic transmission, another manager as his proxy. One manager can represent more than one of his/her co-managers.

The board of managers can deliberate or act validly at a meeting of the board of managers only if at least a majority of the managers is present or represented.

Decisions shall be taken by a majority of the votes of the managers present or represented at such meeting.

In the event that any manager of the Company may have any personal interest in any transaction of the Company (other than that arising by virtue of serving as a manager, officer or employee in the other contracting party), such manager shall make known to the board of managers such personal interest and shall not consider, or vote on such transactions, and such manager’s interest therein shall be reported to the next succeeding meeting of partners.

Any manager may participate in any meeting of the board of managers by conference-call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another and to communicate with one another. A meeting may also be held by conference call only. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

The board of managers may, unanimously, pass resolutions on one or several similar documents by circular means when expressing its approval in writing, by facsimile, e-mail or any other similar means of communication. The entirety will form the minutes giving evidence of the resolution.

Art. 12.- The minutes of any meeting of the board of managers shall be signed by the chairman or, in his absence, by the chairman pro tempore who presided at such meeting or by any two managers.

Copies or extracts of such minutes, which may be produced in judicial proceedings or otherwise shall be signed by the chairman, by the secretary or jointly by any two managers.

Art. 13.- The board of managers is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest. All powers not expressly reserved by law or by the present articles to the resolution of the partners fall within the competence of the board of managers.

The board of managers may delegate its powers to conduct the daily management and affairs of the Company and the representation of the Company for such management and affairs, to any member or members of the board who may constitute committees deliberating under such terms as the board shall determine. It may also confer all powers and special mandates to any persons who need not be managers, appoint and dismiss all officers and employees and fix their remuneration.

Art. 14.- The Company will be bound by the sole signature of any manager of the Company, as well as by the joint or single signature of any person or persons to whom specific signatory powers shall have been delegated by the board of managers.

Art. 15.- To the extent permissible under Luxembourg Law and provided that, to the extent applicable, discharge has been granted by the general meeting of shareholders for any liability resulting from the performance of their duties, the Managers, auditor, secretary and other officers, servants or agents for the time being of the Company shall be indemnified out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses, which they or any of them shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted, on or about the execution of their duty or supposed duty or in relation thereto except such (if any) as they shall incur or sustain by or through their own willful act, neglect or default respectively and except as provided for in article 59 paragraph 2 of the Luxembourg company law, and none of them shall be answerable for the act, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any bankers, brokers, or other persons into whose hands any money or assets of the Company may come, or for any defect of title of the Company to any property purchased, or for the insufficiency or deficiency or defect of title of the Company, to any security upon which any moneys of the Company shall be invested, or for any loss or damage occasioned by an error of judgment or oversight on their part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of their respective offices or in relation thereto, except the same shall happen by or through their own willful neglect or default respectively.

D. DECISIONS OF THE SOLE PARTNER –

COLLECTIVE DECISIONS OF THE PARTNERS

Art. 16.- The sole partner exercises the powers devolved to the meeting of partners by the dispositions of section XII of the law of August 10, 1915 on sociétés à responsabilité limitée.

As a consequence thereof all decisions, which exceed the powers of the managers are taken by the sole partner.

In case of more partners the decisions, which exceed the powers of the managers shall be taken by the meeting.

Each partner may participate in the collective decisions irrespective of the numbers of shares, which it owns. Each partner is entitled to as many votes as it holds or represents shares.

Any issuance of shares as a result of the conversion of convertible bonds or other similar financial instruments shall mean the convening of a prior general meeting of partners in accordance with the provisions of Article 7 above. Each convertible bond or other similar financial instrument shall be considered for the purpose of the conversion as a subscription for shares to be issued upon conversion.

E. FINANCIAL YEAR – ANNUAL ACCOUNTS –

DISTRIBUTION OF PROFITS

Art. 17.- The Company’s financial year runs from the first of January to the thirty-first of December of each year.

Art. 18.- Each year, as at the thirty-first of December, there will be drawn up a record of the assets and liabilities of the Company, as well as a profit and loss account.

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions represents the net profit of the company.

Every year five percent of the net profit will be transferred to the legal reserve.

This deduction ceases to be compulsory when the legal reserve amount to one tenth of the issued capital but must be resumed until the reserve fund is entirely reconstituted if, at any time and for any reason whatever, it has been broken into.

The excess is attributed to the sole partner or distributed among the partners. However, the sole partner or, as the case may be, the meeting of partners may decide, at the majority vote determined by the relevant laws, that the profit, after deduction of the reserve, be either carried forward or transferred to an extraordinary reserve.

F. DISSOLUTION – LIQUIDATION

Art. 19. In the event of a dissolution of the Company, the Company shall be liquidated by one or more liquidators, which do not need to be partners, and which are appointed by the general meeting of partners, which will determine their powers and fees. Unless otherwise provided, the liquidators shall have the most extensive powers for the realization of the assets and payment of the liabilities of the Company.

The surplus resulting from the realization of the assets and the payment of the liabilities shall be distributed among the partners proportionally to the shares of the Company held by them.

Art. 20. All matters not governed by these articles of incorporation shall be determined in accordance with the law of August 10, 1915 on commercial companies and amendments thereto.

SUBSCRIPTION AND PAYMENT

The articles thus having been established, the shares have all been subscribed by Anvil US 1 LLC, prenamed and represented as said before.

All the shares have been fully paid up in cash so that the amount of twenty-two thousand US Dollars (USD 22,000) is at the free disposal of the Company as has been proved to the undersigned notary who expressly bears witness to it.

TRANSITIONAL DISPOSITIONS

The first financial year shall begin on the date of the formation of the Company and shall terminate on December 31, 2013.

RESOLUTIONS TAKEN BY THE SOLE PARTNER

The aforementioned appearing party, representing the whole of the subscribed share capital, has adopted the following resolutions as sole partner:

1. The registered office of the Company shall be 282, route de Longwy, L-1940 Luxembourg.

2. The following persons are appointed managers of the Company for an indefinite duration:

•	Séverine MICHEL, born on July 19, 1977 in Epinal, France, with professional address at 282, route de Longwy, L-1940 Luxembourg;

•	Kees JAGER, born on April 1, 1977 in Guernsey, Channel Islands, with professional address at Trafalgar Court, Les Banques, St Peter Port, GY1 3QL Guernsey;

•	Paul ARMSTRONG, born on November 1, 1973 in Chichester, United Kingdom, with professional address at 80 Pall Mall, London, SW1Y 5ES, United Kingdom; and

•	Cédric PEDONI, born on March 24, 1975 in Villerupt, France, with professional address at 282, route de Longwy L-1940 Luxembourg.

COSTS

The aggregate amount of the costs, expenditures, remunerations or expenses, in any form whatsoever, which the Company incurs or for which it is liable by reason of the present deed, is approximately one thousand Euros (EUR 1,000.-).

STATEMENT

The undersigned notary, who understands and speaks English and French, states herewith that, on request of the above appearing party, the present deed is worded in English followed by a French version; on request of the same appearing party, and in case of discrepancies between the English and the French text, the English version will prevail.

WHEREOF the present deed was drawn up in Luxembourg, at the date indicated at the beginning of the document.

After reading the present deed to the proxyholder of the appearing party, acting as said before, known to the notary by name, first name, civil status and residence, the said proxyholder has signed with Us, the notary, the present deed.

Suit la version française du texte qui précède

L’an deux mille douze, le quatorzième jour de décembre.

Pardevant Nous Maître Carlo WERSANDT, notaire de résidence à Luxembourg, (Grand-Duché de Luxembourg), soussigné;

A COMPARU:

Anvil US 1 LLC une société à responsabilité limitée établie sous le droit de l’Etat du Delaware, Etats-Unis d’Amérique, ayant son siège social au 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, Etats-Unis d’Amérique, ici représentée par Madame Alexia UHL, employée privée, demeurant professionnellement à Luxembourg, en vertu d’une procuration donnée à Luxembourg.

La procuration signée ne varietur par la mandataire de la partie comparante et par le notaire soussigné restera annexée au présent acte pour être soumise avec lui aux formalités de l’enregistrement.

Laquelle partie comparante, représentée comme dit ci-avant, a requis le notaire instrumentaire d’arrêter les statuts d’une société à responsabilité limitée qu’elle déclare constituer comme suit:

A. NOM – DUREE – OBJET – SIEGE – SOCIAL

Art. 1. Il est formé, une société à responsabilité limitée sous la dénomination de “Ancelux 3 S.àr.I.” (ci-après la “Société”) laquelle sera régie par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée, ainsi que par les présents statuts.

Art. 2. La Société a pour objet l’acquisition, la détention, la gestion et la disposition de participations, sous quelque forme que ce soit, dans d’autres sociétés luxembourgeoises et étrangères; l’acquisition de tous titres, droits et actifs par voie de participation, d’apport, de souscription, de prise ferme ou d’option d’achat, de négotiation et de toute autre manière, l’acquisition de brevets et licences, leur gestion et mise en valeur.

La Société peut emprunter et lever des fonds, y compris, mais sans être limité à, emprunter de l’argent sous toutes formes et obtenir des prêts sous toutes formes et lever des fonds à travers, y compris, mais sans être limité à, l’émission d’obligations, de titres de prêt, de billets à ordre et d’autres titres de dette ou de capital convertibles ou non, dans le cadre de l’objet décrit ci-dessus.

La Société peut également entrer dans les transactions suivantes, étant entendu que la Société n’entrera pas dans une quelconque transaction qui l’engagerait dans une quelconque activité qui serait considérée comme une activité réglementée du secteur financier:

•	accorder des prêts sans limitation à ses filiales, sociétés liées ou toute autre société, y compris, les fonds provenant d’emprunts, d’émission de titres de prêt ou de titres de capital;

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accorder des garanties, mises en gage, transférer, nantir, créer et accorder des sûretés sur tout ou partie de ses actifs, garantir ses propres obligations et engagements et/ou obligations et engagements de tout autre société et, plus généralement, dans son propre intérêt ou dans celui de toute autre société ou personne.

•

entrer dans des accords, y compris, mais non limité à n’importe quelle sorte d’accords de dérivée de crédit, d’accords d’association, d’accords de garantie, d’accords de marketing, d’accords de distribution, d’accords de gestion, d’accords de conseil, d’accords d’administration et d’autres contrats de services, d’accords de vente, ou d’autre en rapport avec son objet social.

La Société peut également faire toutes opérations commerciales, techniques et financières, si ces opérations sont utiles à la réalisation de son objet tel que décrit dans le présent article ainsi que des opérations directement ou indirectement liées aux activités décrites dans cet article.

Art. 3. La durée de la Société est illimitée.

Art. 4. Le siège social est établi à Luxembourg, Grand-Duché du Luxembourg. Il pourra être transféré à n’importe qu’elle autre place dans la ville de Luxembourg par simple décision du conseil d’administration. Il peut être créé, par simple décision du conseil d’administration, des succursales ou bureaux, tant dans le Grand-Duché du Luxembourg qu’à l’étranger.

B. CAPITAL SOCIAL – ACTIONS

Art. 5. Le capital souscrit est fixé à vingt-deux mille US Dollars (USD 22.000) représenté par vingt-deux mille (22.000) parts sociales d’une valeur nominale d’un US Dollar (USD 1,-) chacune.

Chaque part sociale donne droit à une voix dans les délibérations des assemblées générales ordinaires et extraordinaires.

Chaque part donne droit à une fraction des avoirs et bénéfices de la Société en proportion directe au nombre des parts existantes.

Art. 6. Les parts sociales détenues par l’associé unique sont librement transmissibles entre vifs et par voie de succession ou en cas de liquidation de communauté de biens entre époux.

En cas de pluralité d’associés, les parts sociales sont librement cessibles entre associés. Elles ne sont cessibles dans ce même cas à des non-associés qu’avec le consentement préalable des associés représentant au moins les trois quarts du capital social. Les parts sociales ne peuvent être transmises pour cause de mort à des non-associés que moyennant l’agrément, donné en assemblée générale, des associés représentant les trois quarts des parts appartenant aux associés survivants.

Art. 7. Le capital social pourra, à tout moment, être modifié moyennant décision de l’associé unique ou si le cas se réalise, moyennant accord de la majorité des associés représentant au moins les trois quarts du capital social.

Art. 8. Les parts sociales sont indivisibles à l’égard de la Société qui ne reconnaît qu’un seul propriétaire pour chacune d’elles. Les copropriétaires indivis de parts sociales sont tenus de se faire représenter auprès de la Société par une seule et même personne.

Art. 9. Le décès, l’interdiction, la faillite ou la déconfiture de l’un des associés n’entraînent pas la dissolution de la Société.

C. GERANCE

Art. 10. La Société est gérée par un conseil de gérance composé de trois membres au moins, lesquels ne seront pas nécessairement associés de la Société.

Les gérants sont élus par résolution des associés pour une durée illimitée. Un gérant peut être révoqué avec ou sans motif et remplacé à tout moment par une décision des associés.

En cas de vacance d’un poste d’un gérant pour cause de décès, démission ou toute autre cause, les gérants restants pourront élire, à la majorité des votes, un gérant pour pourvoir au remplacement du poste devenu vacant jusqu’à la confirmation de cette élection par les associés.

Art. 11. Le conseil de gérance peut nommer un président parmi ses membres ainsi qu’un vice-président. Il pourra alors être désigné un secrétaire, gérant ou non, qui sera en charge de la tenue des procès verbaux des conseils de gérance et des associés.

Les réunions du conseil de gérance seront convoquées par le Président ou par deux gérants, au lieu indiqué dans l’avis de convocation.

Le Président est tenu de présider toutes les réunions d’associés et tous les conseils de gérance, cependant en son absence les associés ou les membres du conseil de gérance pourront nommer un président pro-tempore par vote à la majorité des voix présentes à cette réunion ou à ce conseil.

Un avis écrit portant sur toute réunion du conseil de gérance sera donné à tous les gérants au moins vingt quatre heures avant la date prévue pour ladite réunion, sauf en cas d’urgence, auquel cas la nature de cette urgence sera mentionnée dans l’avis de convocation. Il peut être renonce à cette convocation écrite sur accord de chaque gérant donné par écrit en original, téléfax ou e-mail.

Une convocation spéciale ne sera pas requise pour les réunions du conseil de gérance au cours desquelles l’ensemble des gérants sont présents ou représentés et ont déclaré avoir préalablement pris connaissance de l’ordre du jour de la réunion ainsi que pour toute réunion se tenant à une heure et à un endroit prévus dans une résolution adoptée préalablement par le conseil de gérance.

Tout gérant peut se faire représenter aux conseils de gérance en désignant par écrit soit en original, soit par téléfax, soit par un moyen de communication électronique dont l’authenticité aura pu être établie, un autre gérant comme son mandataire. Un gérant peut représenter un ou plusieurs de ses co-gérants.

Le conseil de gérance ne pourra délibérer ou agir valablement à une réunion du conseil de gérance que si la majorité au moins des membres est présente ou représentée. Les décisions seront prises à la majorité des voix des gérants présents ou représentés.

Au cas où un gérant de la Société aurait un intérêt personnel opposé dans une quelconque affaire de la Société (autre qu’un intérêt opposé survenu en sa qualité de gérant, préposé ou employé d’une autre partie en cause) ce gérant devra informer le conseil de gérance d’un tel intérêt personnel et opposé et il ne pourra délibérer ni prendre part au vote sur cette affaire. Un rapport devra, par ailleurs, être fait au sujet de l’intérêt personnel et opposé de ce gérant à la prochaine assemblée des associés.

Tout gérant peut participer à la réunion du conseil de gérance par conférence téléphonique ou par tout autre moyen de communication similaire, ayant pour effet que toutes les personnes participant à la réunion peuvent s’entendre, et communiquer entre elles. Une réunion peut ainsi ne se tenir qu’au moyen d’une conférence téléphonique. La participation par ce moyen à une réunion est considérée avoir été assurée en personne.

Le conseil de gérance peut à l’unanimité prendre des résolutions portant sur un ou plusieurs documents par voie circulaire pourvu qu’elles soient prises après approbation de ses membres donnée au moyen d’un écrit original, d’un facsimile, d’un e-mail ou de tous autres moyens de communication. L’intégralité formera le procès-verbal attestant de la résolution prise.

Art. 12. Les procès-verbaux des conseils de gérance seront signés par le Président et, en son absence, par le président pro-tempore qui aurait assumé la présidence d’une telle réunion ou conjointement par deux gérants.

Les copies ou extraits des procès-verbaux destinés à servir en justice ou ailleurs seront signés par le Président, le secrétaire ou conjointement par deux gérants.

Art. 13. Le conseil de gérance est investi des pouvoirs les plus larges pour accomplir tous les actes de disposition et d’administration dans l’intérêt de la Société. Tous les pouvoirs non expressément réservés par la loi ou les présents statuts aux associés sont de la compétence du conseil de gérance.

Le conseil de gérance peut déléguer la gestion journalière de la Société ainsi que la représentation de la Société pour la gestion journalière, à tout gérant ou gérants, qui à leur tour peuvent constituer des comités délibérant dans les conditions déterminées par le conseil de gérance. Il peut également conférer des pouvoirs et mandats spéciaux à toute personne, gérant ou non, nommer et révoquer tous préposés, employés et fixer leurs émoluments.

Art. 14. La Société sera engagée par la signature individuelle de chaque gérant de la Société ou encore par les signatures conjointes ou uniques de toute autre personne à qui de tels pouvoirs de signature auraient été délégués par le conseil de gérance.

Art. 15. Pour autant que la Loi luxembourgeoise l’autorise et à condition que décharge ait été accordée par l’assemblée générale des associés concernant toute responsabilité résultant de l’exercice de leurs fonctions, les gérants, commissaires aux comptes, secrétaires, employés ou agents de la Société seront indemnisés sur l’actif de la Société contre toute action, coûts, charges, pertes, dommages et dépenses qu’ils auront encouru pour cause de signature de contrats ou de tout action effectuée ou omise directement ou indirectement liée à l’exercice de leurs fonctions, excepté s’ils les ont encouru suite à leur propre acte de malveillance, négligence, ou défaut et excepté selon les provisions de l’article 59 paragraphe 2 de la Loi luxembourgeoise sur les sociétés, et aucun d’entre eux ne devra être responsable collectivement pour un acte, négligence ou défaut commis par l’un ou l’autre d’entre eux, ou pour avoir agi conjointement dans un but de conformité, ou encore pour un banquier ou toute autre personne auprès duquel des actifs de la Société pourraient être déposés, ou pour un banquier, broker ou toute autre personne dans les mains desquelles des actifs de la Société ont été remis, ou pour un défaut de titre de la Société pour l’achat de tout bien, pour l’absence ou l’invalidité de titres détenus la Société alors que des fonds de la Société ont été investis, pour toute perte ou dommage occasionné par une erreur de jugement ou d’inadvertance de leur part, pour toute perte, dommage ou inconvénients de toute sorte qui se produiraient dans l’exercice de leurs fonctions respectives ou en relation avec leurs fonctions, excepté s’ils sont causés par leur propre malveillance, négligence ou défaut.

D. DECISIONS DE L’ASSOCIE UNIQUE – DECISIONS COLLECTIVES

D’ASSOCIES

Art. 16. L’associé unique exerce les pouvoirs dévolus à l’assemblée des associés par les dispositions de la section XII de la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée.

Il s’en suit que toutes les décisions qui excèdent les pouvoirs reconnus aux gérants sont prises par l’associé unique.

En cas de pluralité d’associés, les décisions qui excèdent les pouvoirs reconnus aux gérants seront prises en assemblée.

Chaque associé peut participer aux décisions collectives quel que soit le nombre de parts sociales qui lui appartient. Chaque associé a un nombre de voix égal au nombre de parts qu’il possède ou représente.

Toute émission de parts sociales suite à la conversion d’obligations convertibles ou d’autres instruments financiers similaires entraîne la convocation préalable d’une assemblée générale d’associés conformément aux dispositions de l’Article 7 ci-dessus. Pour les besoins de la conversion, chaque obligation convertible ou autre instrument financier similaire sera considérée comme une souscription de parts sociales à émettre lors de la conversion.

E. EXERCICE SOCIAL – BILAN – REPARTITIONS

Art. 17. L’exercice social commencera le 1er janvier et se terminera le 31 décembre de chaque année.

Art. 18. Chaque année, au dernier jour du mois de décembre, les comptes sont arrêtés et le ou les gérant(s) dressent un inventaire comprenant l’indication des valeurs actives et passives de la Société.

Le solde créditeur du compte de pertes et profits après déduction de tous dépenses, amortissements, charges et provisions représentet le bénéfice net de la société.

Chaque année il est prélevé cinq pour cent (5%) sur le bénéfice net qui sera alloué à la réserve légale.

Ce prélèvement cesse d’être obligatoire quand la réserve légale atteint dix pourcent du capital social, étant entendu que ce prélèvement doit reprendre jusqu’à ce que le fond de réserve soit entièrement reconstitué si, à tout moment et pour quelque raison que ce soit, il a été entamé.

Le surplus est attribué à l’associé unique ou est distribué entre les associés. Cependant l’associé unique ou l’assemblée générale des associés peut décider selon vote majoritaire en vertu des dispositions légales applicables que le bénéfice, après déduction de la réserve sera reporté ou alloué à une réserve spéciale.

F. DISSOLUTION - LIQUIDATION

Art. 19. En cas de dissolution de la Société, la liquidation sera faite par un ou plusieurs liquidateur(s), associé(s) ou non, nommé(s) par l’assemblée des associés qui fixera leurs pouvoirs et leurs émoluments. Le ou les liquidateur(s) auront les pouvoirs les plus étendus pour la réalisation de l’actif et le paiement du passif.

L’actif, après déduction du passif, sera partagé entre les associés en proportion des parts sociales détenues dans la Société.

Art. 20. Pour tout ce qui n’est pas réglé par les présents statuts, les associés s’en réfèrent aux dispositions de la loi du 10 août 1915 telle qu’elle a été modifiée.

SOUSCRIPTION ET LIBERATION

Les statuts de la Société ayant été ainsi arrêtés, les parts sociales ont toutes été souscrites par Anvil US 1 LLC, prédésignée et représentée comme dit ci-avant.

Les parts sociales ainsi souscrites sont entièrement libérées en numéraire, de sorte que la somme de vingt-deux mille US Dollars (USD 22.000) est dès maintenant à la disposition de la Société, ce dont il a été justifié au notaire soussigné.

DISPOSITIONS TRANSITOIRES

Le premier exercice social commence à la date de la constitution de la Société et finira le 31 décembre 2013.

RESOLUTIONS PRISES PAR L’ASSOCIEE UNIQUE

La partie comparante pré-mentionnée, représentant l’intégralité du capital social souscrit, a pris les résolutions suivantes en tant qu’associée unique:

1. Le siège social de la Société est établi au 282, route de Longwy, L-1940 Luxembourg.

2. Les personnes suivantes sont nominées en tant que de la Société pour une durée indéterminée:

•	Séverine MICHEL, née le 19 juillet 1977 à Epinal, France, ayant son adresse professionnelle au 282, route de Longwy, L-1940 Luxembourg;

•	Kees JAGER, né le 1er avril 1977 à Guernesey, ayant son adresse professionnelle à Trafalgar Court, Les Banques, St Peter Port, GY1 3QL Guernesey;

•	Paul ARMSTRONG, né le 1er novembre 1973 à Chichester, Royaume-Uni, ayant son adresse professionnelle au 80 Pall Mall, Londres, SW1Y 5ES, Angleterre; et

•	Cédric PEDONI, né le 24 mars 1975 à Villerupt, France, ayant son adresse professionnelle au 282, route de Longwy, L-1940 Luxembourg.

FRAIS

Le montant total des frais, dépenses, rémunérations ou charges, sous quelque forme que ce soit, qui incombent à la Société, ou qui sont mis à sa charge à raison des présentes, s’élève approximativement à la somme de mille euros (EUR 1.000,-).

DECLARATION

Le notaire soussigné, qui comprend et parle l’anglais et le français, déclare par les présentes, qu’à la requête de la partie comparante le présent acte est rédigé en anglais suivi d’une version française; à la requête de la même partie comparante, et en cas de divergences entre le texte anglais et français, la version anglaise prévaudra.

DONT ACTE, le présent acte a été passé à Luxembourg, à la date indiquée en tête des présentes.

Après lecture du présent acte à la mandataire de la partie comparante, agissant comme dit ci-avant, connue du notaire par nom, prénom, état civil et domicile, ladite mandataire a signé avec Nous, notaire, le présent acte.